CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 83 to Registration Statement No. 333-142592 on Form N-1A of our report dated November 29, 2011, relating to the financial statements and financial highlights of BlackRock Secured Credit Portfolio, formerly BlackRock Multi-Sector Bond Portfolio, a portfolio of the BlackRock Funds II trust appearing in the Annual Report on Form N-CSR of BlackRock Funds II for the year ended September 30, 2011, and to the references to us under the headings “Financial Highlights” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

July 2, 2012